Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153092

PROSPECTUS

36,972,480 Shares

SIRONA DENTAL SYSTEMS, INC.

Common Stock

The selling stockholders named herein may offer and sell from time to time up to 36,972,480 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 6.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “SIRO.” On May 1, 2009, the last reported sale price of our common stock on the NASDAQ Global Select Market was $16.16 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 18, 2009

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

OUR COMPANY

We are a leading manufacturer of high-tech dental equipment. We focus on developing innovative systems and solutions for dentists globally. We provide a broad range of advanced products in each of four primary areas: Dental CAD/CAM Systems, Imaging Systems, Treatment Centers and Instruments. Our revenue for fiscal 2008 was $757.1 million. We sell our products globally, with the U.S. market contributing 29.2% of revenue, or $220.9 million, the German market contributing $153.8 million, or 20.3%, and the rest of the world contributing 50.5% of revenue, or $382.4 million, in fiscal 2008.

The following is a brief description of each of our segments:

Dental CAD/CAM Systems address the worldwide market for dental restorations, which includes several types of restorations, such as inlays, onlays, veneers, crowns, bridges, copings and bridge-frameworks made from ceramic, metal or composite blocks. We pioneered the application of high-tech CAD/CAM techniques to the traditional lab-based restoration process with the commercialization of the CEramic REConstruction, or CEREC, method. Our CEREC system is an in-office application which enables the dentist to produce high quality restorations from ceramic material and insert them into the patient’s mouth during a single appointment. CEREC represents an advantageous substitute for the traditional out-of-mouth pre-shaped restoration method, which requires a dentist to send a model of the damaged tooth to a dental laboratory, and therefore multiple patient visits. In fiscal year 2003, Sirona launched its CEREC 3 product, which has been periodically updated, including enhanced software applications. In fiscal 2007, we launched our next generation milling unit the MC XL, as well as new “Biogeneric” software. The MC XL produces a high quality, precisely fitted restoration in half the time that the classic CEREC milling unit requires. The MC XL’s fine tolerances are especially appreciated by doctors who demand the most precise restoration possible. In addition to CEREC, we also offer products for dental laboratories, such as inLab and inEos, which are designed to improve efficiency and reduce costs for the dental lab. inLab scans the model received from the dentist and mills the ceramic restoration, such as crown copings, bridge frameworks from ceramic or composite blocks, to the specifications of the captured image. In fiscal 2007 we launched our next generation inLab unit, the inLab MC XL. The new unit features a modern, elegant design with solid, heavy-duty construction. Milling performance and precision has been optimized and milling time as been considerably reduced. The inEos scanner, which was launched in 2005, is a high speed scanner which produces 3D digital images from a single tooth up to a jaw, directly from the plaster model. The inEos product has scanning times of less than 10 seconds, a significant factor which enhances productivity. In 2008, we expanded our CEREC offering through the introduction of CEREC Connect. CEREC Connect is a web based service that allows the digital impression acquired through the CEREC acquisition unit to be transferred electronically to InLab laboratories. The laboratories can use this data to create final restorations. Many restorations produced by a laboratory can be produced through the CEREC Connect system eliminating the need to take a physical impression in these cases.

Imaging Systems, which include a broad range of equipment for diagnostic imaging in the dental practice, using both film-based and digital technologies. We have developed a comprehensive range of imaging systems for panoramic and intra-oral applications. This allows the dentist to accommodate the patient in an efficient manner. Intra-oral x-ray equipment uses image-capture devices (film or sensor), which are inserted into the mouth behind the diagnostic area, and typically take images of one or two teeth. Panoramic x-ray equipment produces images of the entire jaw structure by means of an x-ray tube and an image capture device, which rotates around the head. In July 2004, we introduced our next generation of digital panoramic x-ray systems, the Orthophos XG line. The flagship model, the Orthophos XG Plus, provides specialists, orthodontists, oral surgeons and implantologists with over 30 programs and a wide variety of diagnostic possibilities. Other models of the family include the Orthophos XG 5 which is designed for general dental practitioners, and the basic model Orthophos XG 3. As a result of the transaction completed on June 20, 2006 (the “Exchange”) whereby we combined our business with Schick Technologies, Inc. (“Schick”), we expanded our imaging system product line to include Schick’s CDR (computed digital radiography) system, the leading intra-oral digital imaging system in the United States. Schick’s product line includes an imaging sensor based on CMOS technology and the Schick

Pan, a digital panoramic unit. In fiscal 2007, we introduced our GALILEOS 3D-imaging unit. Today, three- dimensional imaging is offering the field of dentistry previously undreamed-of diagnostic and therapeutic options in the fields of surgery, prosthetics, orthodontics, and restorative dentistry. GALILEOS was created to bring these options to life and integrate them efficiently into routine dental practices. In July 2008 we launched GALILEOS Compact, which is specifically tailored to meet the needs of the general practitioner and also has the ability to display traditional 2-D panoramic digital images.

Treatment Centers, which comprise a broad range of products from basic dentist chairs to sophisticated chair-based units with integrated diagnostic, hygiene and ergonomic functionalities, as well as specialist centers used in preventative treatment and for training purposes. We offer specifically configured products to meet the preferences of dentists within each region in which we operate. Our treatment center configurations and system integration are designed to enhance productivity by creating a seamless workflow within the dental practice. Our centers therefore allow the dentist to both improve productivity and increase patient satisfaction, significant factors in adding value to his or her practice. In October 2004, we acquired one of the leading Chinese manufacturers of basic treatment centers, located in Foshan (South China). These basic products are manufactured both for the domestic Chinese market and for export markets. In July 2008, we launched our new TENEO Treatment Center, which combines industry-leading technology with a timeless design that provides both patient and dentist with the ultimate in convenience and comfort.

Instruments, which includes a wide range of instruments, including handheld and power-operated handpieces for cavity preparation, endodontics, periodontology and prophylaxis. The instruments are supplemented by multi-function tips, supply and suction hoses, as well as care and hygiene systems for instrument preparation. Our instruments are often sold as packages in combination with treatment centers. During the last two years, we introduced several new products, including: SIROLaser, a versatile, compact, convenient diode laser that can be used in endodontics, periodontology and oral surgery; PerioScan, an all-in-one ultrasonic scaling unit, enabling both diagnosis and treatment of dental calculus with a single device; and SIROEndo, a root canal preparation unit that can be attached to any treatment center. We intend to continue to strengthen the position of our Instruments segment as a diversified supplier of high-quality, reliable, user-friendly and cost-efficient dental instruments.

We distribute our products globally to dental practices, clinics and laboratories through an international network of more than 300 distributors. Because distributors typically cover both dental equipment and consumables, they have regular contact with the dentist and are therefore optimally positioned to identify new equipment sale opportunities. Our primary distributors in the United States are Patterson Companies and Henry Schein, two of the world’s largest dental distributors. Outside of the United States, Henry Schein is our largest distributor, and, along with Pluradent, primarily distributes for us in Europe. We distribute elsewhere through a well developed network of independent regional distributors. We work closely with our distributors by training their technicians and sales representatives with respect to our products. With over 5,500 sales and service professionals trained each year, we are able to ensure high standards of quality in after-sale service and the best marketing of our products. The success of our products is evidenced by their importance to our distribution partners, and such products are in many cases among their best selling offerings.

Our geographic and product diversity is demonstrated by the following charts, which set forth our fiscal 2008 revenue by geographic region and product category:

Our manufacturing and assembly operations are conducted primarily at our facility in Bensheim (Germany) and at smaller manufacturing sites located in Long Island City, New York; China; Italy and Denmark. Manufacturing consists primarily of assembly, systems integration and testing. We generally outsource manufacturing of parts and components used in the assembly of our products but own the design and tools used by our key component suppliers. We do, however, manufacture most of the precision parts used for our instruments and we also operate an Electronic Center, for the supply of electronic boards and components.

We are a Delaware corporation. Our principal executive offices are located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101. The telephone number for our principal executive offices is (718) 482-2011. Our Internet address is sirona.com. This Internet address is provided for informational purposes only. The information at this Internet address is not a part of this prospectus.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference herein. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding the Company, its financial position, products, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “objectives,” “plans” and similar expressions, or the negatives thereof or variations thereon or comparable terminology as they relate to the Company, its products or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including, but not limited to, those contained under the heading “Risk Factors” in this prospectus. All forward looking statements speak only as of the date of this prospectus and are expressly qualified in their entirely by the cautionary statements included herein. We undertake no obligation to update or revise forward-looking statements which maybe made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events other than required by law.

SELLING STOCKHOLDERS

Beneficial Ownership: The following table sets forth, as of May 1, 2009, certain information regarding the ownership of our common stock by the selling stockholders, the number of shares being registered hereby and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. The percentages in the following table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of our common stock outstanding as of May 1, 2009.

	Shares Beneficially Owned Prior to This Offering		Shares Being Sold in This Offering	Shares Beneficially Owned After This Offering(2)
Name	Number(1)	Percent		Number	Percent
Sirona Holdings Luxco S.C.A.(3)(4)	36,972,480	67.4%	36,472,480	500,000	0.91%
Jeffrey T. Slovin(5)	1,269,884	2.3%	500,000	769,884	1.4%

(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 1, 2009 are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Assumes that the selling stockholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

The offices of Sirona Holdings Luxco S.C.A. (“Luxco”) are located at 8-10, rue Mathias Hardt L-717 Luxembourg. On June 30, 2005, Luxco obtained control over the Sirona business. The transaction was effected by using new legal entities, Sirona Holding GmbH and its wholly owned subsidiary Sirona Dental Services GmbH, to acquire 100% of the interest in Sirona Dental Systems Beteiligungs- und Verwaltungs GmbH, the former parent of the Sirona business, through a leveraged buy-out transaction (the “MDP Transaction”). Sirona Holdings S.A. (“Luxco Manager”) is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch L-1030 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Luxco Manager and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV

Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Benjamin D. Chereskin, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and each of MDCP IV Global Investments LP, MDP IV Global GP, LP and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(4)	Although Jost Fischer, our Chief Executive Officer, Simone Blank, our Chief Financial Officer, Theo Haar, our Executive Vice President, and Harry M. Jensen Kraemer, Jr. and David K. Beecken, two of our directors, do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank, Mr. Haar, Mr. Kraemer, Mr. Beecken and Beecken Petty O’Keefe and Company, of which Mr. Beecken is a partner, would be entitled to approximately 6.8%, 4.6%, 1.1%, 0.4%, 0.3% and 6.7%, respectively, of distributions of Luxco based upon the estimated value of the investment as of September 30, 2008.

(5)	Includes 405,785 shares issuable upon the exercise of options granted to Mr. Slovin.

Material Relationships:

Service Agreements. Sirona, MDP IV Offshore GP, LP and Harry M. Jansen Kraemer Jr., one of our directors, were parties to a service agreement in connection with the MDP Transaction. This agreement provides for a one-time payment of €10,000,000 ($12,000,000) from Sirona to the other two parties for advice, support for negotiating the purchase agreement, preparation of financial models and projections and due diligence services for Sirona related to the MDP Transaction. The payment was made in the three month period ended September 30, 2005.

Sirona and Luxco are parties to an advisory services agreement that terminates on October 1, 2009, but is automatically renewed for successive one year terms unless either party provides notice of termination 60 days prior to the end of the term. Under the agreement, which became effective October 1, 2005, Sirona pays an annual fee to Luxco of €325,000 (approximately $400,000), and Luxco provides to Sirona certain advisory services regarding the structure, terms and condition of debt offerings by Sirona, financing sources and options, business development and other services. For a description of Luxco’s ownership, see footnote 4 to “Selling Stockholders—Beneficial Ownership.”

Registration Rights Agreement. We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received in the Exchange. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We will be obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we will agree to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We will also agree not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. Jeffrey T. Slovin, who is our Executive Vice President, Chief Operating Officer of U.S. Operations and a director, has been granted similar registration rights.

Directors and Officers. Timothy P. Sullivan and Nicholas W. Alexos, members of MDP Global Investors Limited, are members of our board of directors. Jeffrey T. Slovin is our Executive Vice President, Chief Operating Officer and a member of our Board of Directors. For a description of Luxco’s ownership, see footnote 4 to “Selling Stockholders—Beneficial Ownership.”

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

PLAN OF DISTRIBUTION

We are registering 36,972,480 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Global Select Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the stockholders agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including liabilities arising under the Securities Act. Under the stockholders agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Some of the partners of Kirkland & Ellis LLP are members of a partnership that is an investor in Luxco. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Luxco and some of its affiliates in connection with various legal matters.

EXPERTS

The consolidated balance sheets of Sirona Dental Systems, Inc. and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years ended September 30, 2008, 2007 and 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008 appearing in our Form 10-K for the year ended September 30, 2008 are incorporated by reference herein in reliance upon the reports of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, also incorporated by reference herein, and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The following documents, which have been filed with the SEC by us, are incorporated by reference in this prospectus (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

(1)	Sirona’s Annual Report on Form 10-K for the year ended September 30, 2008;

(2)	Sirona’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2008 and March 31, 2009;

(3)	Sirona’s Current Report on Form 8-K filed on March 3, 2009 and December 15, 2008;

(4)	Sirona’s proxy statement for the 2008 annual meeting of stockholders filed on January 28, 2009; and

(5)	the description of Sirona’s Common Stock, par value $.01 per share, as contained in a registration statement on Form 8-A filed on June 10, 1997 including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our stockholders may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Sirona. The address of the SEC website is www.sec.gov.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City

NY 11101

Attn: Corporate Secretary

Telephone: (718) 482-2011